UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

1st CENTENNIAL BANCORP

(Name of Registrant as Specified In Its Charter)

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October     , 2008

Dear Shareholder:

The Board of Directors of 1st Centennial Bancorp (the “Company”) has approved an amendment to the Articles of Incorporation of the Company to increase the authorized shares of common stock of the Company and to authorize the issuance of preferred shares by the Company. The Board’s action to amend the Articles of Incorporation is subject to the approval of our shareholders.

The Board of Directors considers the increase in authorized shares desirable to provide maximum flexibility with respect to our ability to augment our capital in the near future, and to provide greater flexibility for declaration of stock dividends and for other proper corporate purposes in the long term. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. The Board of Directors believes the proposed amendment is in the best interest of the Company and its shareholders.

Please complete, date and sign the enclosed written consent solicitation and return it promptly in the enclosed envelope on or before November     , 2008 to ensure that your vote is counted with respect to the proposed amendment to the Company’s Articles of Incorporation.

Sincerely,

Patrick J. Meyer
Chairman of the Board

1ST CENTENNIAL BANCORP

218 East State Street

Redlands, California 92373

(909) 798-3611

CONSENT SOLICITATION STATEMENT

INTRODUCTION

This Consent Statement is being furnished in connection with the solicitation of written consents of the shareholders of 1st Centennial Bancorp (“1st Centennial”)1 to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation (the “Amendment”) would increase the number of shares of our authorized common stock from ten million to one hundred million shares, and create an additional class of one million shares of authorized serial preferred stock, as discussed further herein.

We intend to mail this Consent Solicitation Statement and the accompanying consent card on or about October     , 2008 to the holders of record of our common stock as of the close of business on September 26, 2008. This date is referred to as the “record date.” Written consents of shareholders representing a majority of the voting power of our common stock on the record date are required to approve the Amendment.

General

The Board of Directors has elected to obtain shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the Corporations Code and Section 2.9 of ARTICLE II of our Bylaws.

Receipt of Consents

We must receive your written consent by 5:00 p.m., Pacific Time, on November     , 2008 (unless extended by 1st Centennial) (the “Approval Date”) to be counted in the vote on the Amendment.

Shareholders who wish to vote “YES” for the Amendment should complete, sign and date the accompanying written consent card and return it to 1st Centennial in the enclosed postage prepaid envelope as soon as possible.

A written consent card returned by a shareholder will be counted “consent to,” “does not consent to” or “abstain” with respect to the Amendment, as indicated on the consent card, with respect to all shares shown on the books of 1st Centennial as of the record date as being owned by such shareholder. Any shareholder who signs and returns the written consent card but who does not indicate a choice thereon will be deemed to have consented to the approval of the Amendment. Shareholder approval will be effective upon receipt by 1st  Centennial of affirmative written consents representing a majority of 1st Centennial’s outstanding shares, but in no event prior to November     , 2008.

[1]

As used throughout this Consent Solicitation Statement, the terms “1st Centennial,” “we,” “us” and “our” refer to 1st Centennial Bancorp and its subsidiaries unless the context indicates another meaning.

Who May Vote

Only shareholders of record as of the record date of September 26, 2008 may vote. You are entitled to one vote for each share of 1st Centennial Bancorp common stock you held on the record date.

There were 4,884,081 shares of 1st Centennial’s common stock issued and outstanding on the record date. The Company has no other class of capital stock outstanding. Consent may be given by any person in whose name shares stand on the books of 1st Centennial as of the record date, or by his or her duly authorized agent.

If you hold your stock in “street name” and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your stock with respect to the Amendment.

Vote Required

We must receive written consents representing a majority of the outstanding shares of our common stock for approval of the Amendment. Accordingly, abstentions from voting will have the effect of a vote “against” the Amendment.

Revocation of Consent

You may withdraw or change your written consent before the solicitation period expires (November     , 2008). You will need to send a letter to 1st Centennial’s corporate secretary stating that you are revoking your previous vote.

Absence of Appraisal Rights

Shareholders who abstain from consenting with respect to the amendment, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Expenses of this Solicitation

This solicitation is being made by the Board of Directors of 1st Centennial, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. Written consents will be solicited principally through the mails, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in 1st Centennial is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

The Board of Directors recommends that the shareholders give their written consent in favor of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than five percent (5%) of the outstanding common stock of 1st Centennial Bancorp as of September 26, 2008. The following table sets forth, as of September 26, 2008, information with respect to the beneficial ownership of 1st Centennial’s common stock by each director and executive officer of 1 st Centennial and by all directors and executive officers as a group:

Name and Office Held with Company[2]	Common Stock Beneficially Owned on September 26, 2008
	Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
James R. Appleton Director	83,339	[6]	5,291	1.81%

Bruce J. Bartells Vice Chairman of the Board	83,190	[6]	27,583	2.26%

Carole H. Beswick Director	89,586	[6],[7]	27,583	2.39%

Larry Jacinto Director	213,285	[6],[8]	5,291	4.47%

Ronald J. Jeffrey Director	94,037	[6]	27,583	2.48%

William A. McCalmon Director	81,449	[6],[9]	18,874	2.05%

Patrick J. Meyer Chairman of the Board	121,660	[6]	22,083	2.93%

Stanley C. Weisser Director	54,614	[6]	18,874	1.50%

Douglas F. Welebir Director	103,408	[6],[10]	27,583	2.67%

Beth Sanders Executive Vice President and Chief Financial Officer	53,074	[11]	88,741	2.85%

Suzanne Dondanville Interim President and Chief Executive Officer 1st Centennial Bank	8,095	[12]	59,789	1.37%

Directors and Executive Officers as a Group (12 persons)	985,737	[11],[12]	329,275	26.78%

[2]

All offices held apply to both 1st Centennial Bancorp and 1st Centennial Bank unless otherwise indicated. The business address of each of the executive officers and directors is 218 East State Street, Redlands, California 92373.

[3]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[4]	Represents option shares which are vested or will vest within 60 days of September 26, 2008 pursuant to our 2001 Stock Incentive Plan.

[5]

This percentage is based on the total number of shares of 1st Centennial's common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of September 26, 2008 pursuant to our 2001 Stock Incentive Plan.

[6]	Includes 2,166 shares of restricted stock.

[7]	Includes 3,412 shares held by Mrs. Beswick as trustee for her adult son, as to which shares Mrs. Beswick has shared voting and investment power.

[8]	Includes 343 shares held by Mr. Jacinto as custodian for his grandson, as to which shares Mr. Jacinto has shared voting and investment power.

[9]

Includes 7,150 shares held by Mr. McCalmon as a trustee for the trust of a deceased relative, and 950 shares held jointly with his mother; as to all of which shares he has shared voting and investment power.

[10]

Includes 67,396 shares held by the Welebir & McCune Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power, and 8,005 pledged shares.

[11]

Includes 928 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s Employee Stock Ownership Plan, and 1,158 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial’s 401(k) Plan; as to all of which shares Mrs. Sanders has pass-through voting rights and investment power.

[12]

Includes 1,821 shares allocated to the account of Mrs. Dondanville pursuant to 1st Centennial’s Employee Stock Ownership Plan with 401(k) Provisions (“KSOP”), as to which shares she has pass-through voting rights and investment power.

PROPOSED CHANGES TO AUTHORIZED CAPITAL

AND RELATED AMENDMENT TO ARTICLES OF INCORPORATION

Introduction

The Board of Directors recommends that the shareholders consider and approve a proposed amendment of 1st Centennial’s Articles of Incorporation which would increase the number of shares of our authorized common stock from ten million to one hundred million shares, and create an additional class of one million shares of authorized serial preferred stock.

Proposed Amendment to Articles of Incorporation

On September 19, 2008, subject to approval by the shareholders, the Board of Directors adopted amendments to 1st Centennial’s Articles of Incorporation to augment our authorized capital stock by increasing the number of shares of authorized common stock and by adding a new class of serial preferred stock. The Articles of Incorporation presently provide that 1st Centennial is authorized to issue one class of shares, comprised of ten million shares of common stock. If approved, the proposed amendment to the Articles of Incorporation will provide that 1st Centennial is authorized to issue two classes of stock, of which one hundred million shares would be designated “common stock” and one million shares would be designated “serial preferred stock.”

The existing provision of our Articles of Incorporation regarding authorized stock currently provides as follows:

“THREE: AUTHORIZED STOCK

“The corporation is authorized to issue only one class of shares of stock, designated “Common Stock,” and the total number of shares which the corporation is authorized to issue is ten million (10,000,000).”

As amended, Article THREE would read in full as follows:

“THREE: AUTHORIZED STOCK

“This Corporation is authorized to issue two (2) classes of stock: one class of shares to be called “Common Stock;” the second class of shares to be called “Serial Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) of which One Hundred Million (100,000,000) shall be Common Stock and One Million (1,000,000) shall be Serial Preferred Stock.

“The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

Increase in Authorized Common Stock

The first proposed change in 1 st Centennial’s authorized capital would increase the authorized number of shares of common stock from ten million to one hundred million shares of common stock. Management considers the increase in authorized shares of common stock desirable to provide maximum flexibility with respect to our ability to augment 1st Centennial’s capital in the near future and to provide greater flexibility for declaration of stock dividends and for other proper corporate purposes in the long term. As previously disclosed in our earnings release for the second quarter of 2008 and in our Quarterly Report on Form 10-Q filed with the SEC, 1st Centennial experienced a significant increase in the level of nonperforming assets during the second quarter of 2008 and made a provision for loan losses of $6.2 million, resulting in a net loss for the quarter of $4.2 million. Copies of these documents may be found on the SEC’s website at SEC at http://www.sec.gov, and on 1st Centennial’s website, www.1stcent.com, under the topic “Investor Information – Press Releases (for the earnings release), and Documents (for the 10-Q). Copies of our Form 10-Q and of our earnings release for the third quarter of 2008 will also be available at these same locations on or before November 10, 2008.

In view of these results and the very challenging economic environment for the financial services industry, especially in the Inland Empire and other parts of Southern California, our Board of Directors is in the process of evaluating alternatives to strengthen our capital position and properly position 1 st Centennial for future growth. We have engaged the investment banking firm D.A. Davidson & Company as our financial advisor with respect to evaluating capital augmentation and other strategic alternatives to enhance shareholder value. Such additional capital would help support our balance sheet during this difficult credit environment and provide operational flexibility to allow our footprint in high-growth and populous markets and favorable core deposit franchise to continue to create value for shareholders.

The proposed increase in authorized common stock may be necessary to effectuate such an increase in our capital. Of the ten million shares presently authorized, 4,884,081 shares are currently issued and outstanding, and 965,341 are reserved for future issuance pursuant to 1st Centennial’s Stock Incentive Plan, leaving a total of 4,135,578 shares currently available for future issuance. If the Board should determine that increasing 1st Centennial’s capital by means of selling additional shares of common stock is advisable, any such sale would likely require the availability of authorized but unissued shares of the common stock. Shareholder approval would not be required with respect to the sale of any additional shares of our common stock, and it is not anticipated that such approval would be solicited in connection with any such sale. Our Articles of Incorporation do not provide for preemptive rights.

Creation of Class of Serial Preferred Stock

If this amendment to 1st Centennial’s Articles of Incorporation is approved, 1st Centennial will be authorized to issue up to one million shares of serial preferred stock in addition to the one hundred million shares of common stock discussed above. Unless required by statute, regulation or applicable regulatory authorities, we do not intend to solicit further authorization from the existing shareholders prior to the issuance, if any, of shares of serial preferred stock.

The Board of Directors would have the authority, among other things, to establish serial preferred stock in on or more series and to fix the dividend rights, redemption price(s), conversion prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. Holders of serial preferred stock would not be held individually responsible, as such holders, for any debts, contracts or engagements of 1st Centennial, and may become senior to the holders of the common stock as to dividends, voting, liquidation or other rights.

The serial preferred stock will provide the Board of Directors with an additional means of raising capital other than through the issuance of additional shares of common stock and/or capital notes. As indicated above, the Board of Directors is currently evaluating different alternatives for increasing 1st Centennial’s capital levels. One of the alternatives under consideration is a possible private placement of serial preferred stock. If the Board decides to sell preferred stock, it would be in large part because it believes that preferred stock would be a more attractive investment vehicle than common stock, and may thus enable 1st Centennial to raise the desired level of additional capital if it is unable to do so through the sale of common stock.

Accordingly, for the reasons set forth above, our Board of Directors and Management believe it is desirable and in the best interests of the 1st Centennial and its shareholders to amend the Articles of Incorporation to create a class of serial preferred stock.

BOARD OF DIRECTORS’ RECOMMENDATION AND REQUIRED VOTE

Approval of the Amendment requires the affirmative written consent of shareholders holding at least a majority of 1st Centennial’s outstanding common stock. The directors and executive officers of 1st Centennial, holding an aggregate of 985,737 voting shares or 20.18% of our common stock (not including vested options shares) as of September 26, 2008, intend to vote FOR approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

FORWARD LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be made directly in this Consent Solicitation Statement and they may also be made a part of this Consent Solicitation Statement by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements. All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.

Our shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Consent Solicitation Statement or as of the date of any document incorporated by reference in this Consent Solicitation Statement, as applicable. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our company website can be found on the Internet at www.1stcent.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access 1st Centennial’s website, www.1stcent.com, and click on “Investor Information – Documents.”

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Consent Solicitation Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement.

This Consent Solicitation Statement incorporates by reference the following items of Part II of our annual report on Form 10-K filed with the SEC on March 7, 2008:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

This Consent Solicitation Statement also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC on May 9 and August 11, 2008, respectively, and our quarterly report on Form 10-Q for the third quarter of 2008 which is expected to be filed on or before November 10, 2008:

•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative Disclosures About Market Risk.

DATED: October , 2008	1ST CENTENNIAL BANCORP

Patrick J. Meyer
Chairman of the Board

WRITTEN CONSENT OF SHAREHOLDERS OF 1ST CENTENNIAL BANCORP

APPROVING AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

The undersigned shareholder(s) of 1st Centennial Bancorp (the “Company”) hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAINS WITH RESPECT TO

a proposal to amend ARTICLE THREE of the Company’s Articles of Incorporation to effect such action (the “Amendment”) as described in the accompanying Consent Solicitation Statement of the Company dated October     , 2008.

By signing this written consent, a shareholder of the Company shall be deemed to have voted all shares of the Company’s common stock which he or she is entitled to vote in accordance with the specifications made above, with respect to the Amendment described above. If a shareholder signs and returns this written consent, but does not indicate thereon the manner in which he or she wishes his or her shares to be voted with respect to the proposal described above, then such shareholder will be deemed to have given his or her affirmative written consent in favor of approval of the Amendment.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO NOVEMBER     , 2008 BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY’S SECRETARY.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF THE AMENDMENT.

(Number of Shares)

Date:

(Please Print Name)

(Signature of Shareholder)

(Please Print Name)

(Signature of Shareholder)

(Please date this written consent and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Please complete and return to the Company by November , 2008.